Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-198812 on Form S-8 and No. 333-207235 on Form F-3 of Affimed N.V. of our report dated March 16, 2016, with respect to the consolidated statement of financial position of Affimed N.V. as of December 31, 2015 and December 31, 2014, and the related consolidated statements of comprehensive loss, cash flows and changes in equity for each of the years in the threeyear period ended December 31, 2015, which report appears in the Annual Report on Form 20-F of Affimed N.V for the year ended December 31, 2015.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Leipzig, Germany

March 29, 2016